Free Writing Prospectus
Registration Statement No. 333-178081
Dated May 9, 2012
Filed pursuant to Rule 433

US Target Equity (Total Return)

Morgan Stanley Target Equity Index

The US Target Equity (TR) Index seeks to identify undervalued stocks with strong potential. It selects stocks using a quantitative, rules-based screening process developed by Morgan Stanley. The selection methodology uses some of the metrics used by private equity investors and corporate buyers. The Index aims to identify companies with favorable cash flow, strong balance sheets and assets undervalued by the market. The index is independently calculated and maintained by Standard and Poor's (S and P) on a stock price and dividend income total return basis and is rebalanced quarterly.

S and P began calculating the US Target Equity (TR) on July 1, 2007. Historical
index performance prior to July 2007 is simulated based on historical data.
Simulated historical Index performance is hypothetical and presented for illustrative purposes. Past performance (actual or simulated) is not indicative of future results.

Absolute returns
  Index
                 US Target Equity (TR) S and P 500 (TR)

4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500

       0
        Jan- Jul- Jan- Jul- Jan- Jul- Jan- Jul- Jan- Jul- Jan-          Jul- Jan- Jul- Jan- Jul-   Jan- Jul- Jan- Jul-   Jan-
         02 02 03     03 04 04       05  05 06                   06 07   07  08 08      09 09       10  10 11      11    12
--------------------- ------------ ----- ----------------------- ----- ----- --------- --------- ------ --------- ------ ----------
Source: Morgan Stanley as of April 30, 2012; Total Return = (TR)
Annual returns
                                02    03       04                   05    06       07      08        09      10       11        12*
Annual return
US Target Equity (TR)        -1.1% 40.6%   26.6%                 12.3% 19.2%    -0.2%  -33.8%    47.0%   19.9%     4.3%     10.8%
S and P 500 (TR)                -22.5% 28.0%   10.2%                  4.3% 15.1%    4.9%   -37.4%    25.6%   14.4%     1.5%     11.7%
Annual excess return vs benchmark
US Target Equity (TR)        21.4% 12.6%   16.4%                  8.0%  4.1%    -5.1%   3.6%     21.5%    5.6%     2.9%      -0.9%
Volatility **
US Target Equity (TR)        26.8% 16.6%   10.4%                 10.9% 10.1%   17.3%   44.8%     38.2%   17.9%    23.2%     11.2%
S and P 500 (TR)                 25.5% 16.7%   10.9%                 10.1%  9.9%   15.7%   40.3%     26.8%   17.8%    23.0%     12.0%
--------------------- ------------ ----- ----------------------- ----- ----- --------- --------- ------ --------- ------ ----------

Source: Morgan Stanley; * data as of April 30, 2012; **Standard deviation of daily returns, annualized

Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data. Returns from July 1, 2007 through April
30, 2012 reflect actual results.
The various performance-related comparisons between US Target Equity (TR) and
S and P 500 (TR) are for informational purposes only. There is no guarantee that the US Target Equity (TR) Index will have positive performance or will outperform the S and P 500 (TR). No one can guarantee short-term or long-term performance. The stock selection for the US Target Equity (TR) Index could select stocks that underperform the benchmark index, possibly significantly.

Index facts

Index Sponsor                     Morgan Stanley   Index Inception Date             July 1, 2007
Calculation Agent                            S and P   Rebalancing frequency              Quarterly
Currency                                     USD   Number of constitutents                   50
Index type                            Total return Weighting                              Equal
                  Please refer to important information at the end of this material

US Target Equity (Total Return)

Volatility - rolling 12 month
                                                                   --------
                US Target Equity (TR)                                       S and P 500 (TR)
------------ -------------------------------------------- -------- -------- ----------------------------
60%
             -------------------------------------------- -------- -------- ----------------------------
50%
             -------------------------------------------- -------- -------- ----------------------------
40%
             -------------------------------------------- -------- -------- ----------------------------
30%
             -------------------------------------------- -------- -------- ----------------------------
20%
             -------------------------------------------- -------- -------- ----------------------------
10%
             -------------------------------------------- -------- -------- ----------------------------
 0%
    Apr - 02 Apr - 03 Apr - 04 Apr - 05 Apr - 06 Apr - 07 Apr - 08 Apr - 09   Apr - 10 Apr - 11 Apr - 12

Sector allocations (at date of last rebalance*)

Consumer Discretionary 16% Consumer Staples 16% Energy 16% Health care 4%
Industrials 12% Information Technology 18% Materials 12% Telecoms 0% Utilities
6%

Source: Morgan Stanley; * April 5, 2012
Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data.
Returns from July 1, 2007 through April 30, 2012 reflect actual results.

Important information

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,
Morgan Stanley will arrange to send you the prospectus if you request by calling toll free 1-800-584-6837, or you may request a copy from any other dealer participating in the offering.

This material was prepared by sales, trading or other non-research personnel of
Morgan Stanley and Co. LLC (together with its affiliates, hereinafter "Morgan
Stanley"). This material was not produced by a Morgan Stanley research analyst.
Unless otherwise indicated, these views may differ from those of the Morgan
Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

Investments and services are offered through Morgan Stanley and Co. LLC, member
SIPC.

Copyright [C] by Morgan Stanley 2012, all rights reserved.